Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series R – Fixed Rate June 16, 2026	Registration No. 333-283056

PACCAR Financial Corp.

Medium-Term Notes, Series R - Fixed Rate

CUSIP #69371RU53

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ BofA Securities, Inc.

☐ BNP Paribas Securities Corp.

☒ ING Financial Markets LLC

☐ J.P. Morgan Securities LLC

☐ Mizuho Securities USA LLC

☒ MUFG Securities Americas Inc.

☐ PNC Capital Markets LLC

☒ RBC Capital Markets, LLC

☐ Santander US Capital Markets LLC

☐ SG Americas Securities, LLC

☐ SMBC Nikko Securities America, Inc.

☐ TD Securities (USA) LLC

☐ U.S. Bancorp Investments, Inc.

☐ Wells Fargo Securities, LLC

☒ Other:

Academy Securities, Inc.

Bank of China (Europe) S.A.

BNY Mellon Capital Markets, LLC

Rabo Securities USA, Inc.

Siebert Williams Shank & Co., LLC

acting as ☒ principal ☐ agent

at: ☐  varying prices related to prevailing market prices at the time of resale

☒   a fixed initial public offering price of 99.875% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: June 18, 2026 (T+2)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: June 18, 2029

Net Proceeds to Company: $299,025,000	Interest Payment Dates: Semi-annually on each June 18 and December 18, commencing December 18, 2026 Record Dates: June 4 and December 4 preceding the applicable Interest Payment Date

Treasury Benchmark: 4.125% due June 15, 2029 Treasury Yield: 4.075% Reoffer Spread: T+27 bps Reoffer Yield: 4.345% Interest Rate: 4.300% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:  % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: ____%

Form: ☒ Book-Entry ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
BofA Securities, Inc.	Bookrunner	$60,000,000
ING Financial Markets LLC	Bookrunner	$60,000,000
MUFG Securities Americas Inc.	Bookrunner	$60,000,000
RBC Capital Markets, LLC	Bookrunner	$60,000,000
Academy Securities, Inc.	Co-Manager	$12,000,000
Bank of China (Europe) S.A.	Co-Manager	$12,000,000
BNY Mellon Capital Markets, LLC	Co-Manager	$12,000,000
Rabo Securities USA, Inc.	Co-Manager	$12,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$12,000,000

Total		$300,000,000

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, BofA Securities, Inc., ING Financial Markets LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322, ING Financial Markets LLC toll-free at 1-877-446-4930, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, or RBC Capital Markets, LLC toll-free at 1-866-375-6829.